Exhibit (h)(3)

[LEGG MASON LETTERHEAD]

            , 2012

BNY Mellon Investment Servicing (US) Inc.

4400 Computer Drive

Westborough, MA 01581

Re:     Co-Transfer Agency and Services Agreement

Ladies and Gentlemen:

Reference is made to the Co-Transfer Agency and Services Agreement dated as of April 1, 2009, as amended to date (the “Agreement”) by and among BNY Mellon Investment Servicing (US) Inc. and each of the investment companies listed on
Schedule A to the Agreement.

Legg Mason Partners Equity Trust (the “Trust”) is an investment company that is a party to the Agreement. This letter will confirm that a new series of the Trust, Legg Mason Dynamic Multi-Strategy Fund, will be added to the Agreement as of June [    ], 2012 and will assume all of the rights and obligations under the Agreement as of that date.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement.

[Signature page to follow.]

Please sign below to evidence your acceptance of and agreement to the above.

LEGG MASON PARTNERS EQUITY TRUST, on behalf of its series, Legg Mason Dynamic Multi- Strategy Fund

By:
Name:
Title:

Accepted and Agreed to:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title: